SUBSTITUTE POWER OF ATTORNEY

Under the terms of a power of attorney (the “Power of Attorney”) previously filed with the U.S. Securities and Exchange Commission, the undersigned was appointed an attorney-in-fact for Michael Paul Gray, as of October 10, 2024, to, among other things, execute for and on behalf of Michael Paul Gray any Forms 3, 4 or 5, Schedule 13D or 13G, or any amendment(s) thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder.

In accordance with the authority granted under the Power of Attorney, including the full power of substitution, the undersigned hereby appoints Allison Ambrose as substitute attorney-in-fact, on behalf of Michael Paul Gray, with the power to exercise and execute all of the powers granted or conferred in the original Power of Attorney. For the avoidance of doubt, the foregoing appointment shall not serve as a revocation of the powers granted to the undersigned himself in the Power of Attorney.

This substitute Power of Attorney shall remain in full force and effect until the underlying Power of Attorney is revoked or terminated, unless earlier revoked by the undersigned in a signed writing.

Date: 12/19/24

By: /s/ E. Rand Sutherland

Name: E. Rand Sutherland

Title: Attorney-in-Fact